Exhibit 99

                              Press Release

                                  Dated

                               May 8, 2001



























                               Press Release

Today's date: May 8, 2001                      Contact: Bill W. Taylor
Release date: Immediately                      Executive Vice President, C.F.O.
                                               (903) 586-9861

               JACKSONVILLE BANCORP, INC. TO REPURCHASE UP TO
                      94,000 SHARES OF COMMON STOCK

     Jacksonville, Texas, May 8, 2001 - Jacksonville Bancorp, Inc., (NASDAQ:
JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas announced today that it has commenced an open-market stock repurchase program of up to 94,000 shares, or 5% of the Company's outstanding shares of common stock. Repurchases will be made by the Company from time to time during a one year period ending May 8, 2002 as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     The company has recently completed the repurchase of 91,200 shares of stock of the 98,385 shares authorized and announced in a press release dated October 11, 2000. The 94,000 shares will be in addition to the 7,185 remaining on the October 11, 2000 announcement.

     On March 31, 2001, the Company had $317.5 million of total consolidated assets, liabilities and deferred income of $282.4 million and $35.1 million of total stockholders' equity. Jacksonville Savings Bank, a Texas chartered savings bank, is a subsidiary of the Company's, that conducts business from its main office located in Jacksonville, Texas, and seven branch locations throughout East Texas.